Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NewLink Genetics Corporation:

We consent to the use of our report dated March 16, 2015, with respect to the consolidated balance sheets of NewLink Genetics Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

 /s/KPMG LLP

Des Moines, Iowa
April 10, 2015